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                                                                       EXHIBIT 5

                       COWDEN, HUMPHREY & SARLSON CO., LPA
                               1414 TERMINAL TOWER
                                50 PUBLIC SQUARE
                              CLEVELAND, OHIO 44113
                                 (216) 241-2880
                            (216) 241-2881 facsimile


                                  May 18, 2001



Advanced Lighting Technologies, Inc.
32000 Aurora Road
Solon, OH   44139

         Re: Form S-8 Registration Statement for Advanced Lighting Technologies, Inc. 2001 Employee Stock Purchase Plan

Gentlemen:

         We have acted as counsel for Advanced Lighting Technologies, Inc., an Ohio Corporation (the "Company") in connection with the proposed offer by the Company of up to 250,000 additional shares of the Company's Common Stock (the "Shares") pursuant to the Advanced Lighting Technologies, Inc. 2001 Employee Stock Purchase Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

         Based upon the foregoing, it is our opinion that the Shares, when issued or transferred and sold to participants in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,


                          COWDEN, HUMPHREY & SARLSON CO., L.P.A.